Exhibit 10.12

July 1, 2004

Clint Mytych, President & CEO
ETERNAL IMAGE, LLC
28175 Haggerty Road
Novi, MI 48377

Dear Clint:

This letter shall confirm the terms of the agreement (the "Agreement") between your company and *Building Q*, whereby *Building Q* shall provide services to your company, as follows:

1. Commencing July 1, 2004, *Building Q* shall act as your sole and exclusive licensing consultant, offering advice, counsel and general assistance with respect to seeking and obtaining licenses from third party licensors (the "Licensors") for your company's casket and urn products (the "Licensed Products"). Our standard services to you may include consulting and advice regarding appropriate properties/brands; marketing you to appropriate licensors; preparing marketing proposals for specific properties; preparing public relation letters to the licensing community on your behalf; reasonably necessary communication with licensors to enhance your exposure for licensing opportunities; assistance in negotiation of contract terms and consultation with your in-house agent or counsel; objective industry-wide assessments; telephone and written communications with you; seeking out, evaluating and recommending properties for potential licenses; and, when requested, engaging in negotiations with Licensors for licenses. *Building Q* shall provide you with a monthly written Progress Report which shall include detail regarding properties addressed during the previous month, status/outcome/next steps to current projects, clipping services, communication regarding contacts made during previous month and status of the communications; and any significant information gathered regarding individual properties. On a quarterly basis *Building Q* shall provide you with a written report regarding Market Track and Analysis (*Building Q*'s view of key properties "in play"), movie updates (identifying upcoming merchandising possibilities), Property Index (global list of all properties with Licensor and Master Toy Licensee, if applicable), and the Fashion Brand Index. The above reports shall be in addition to reasonably necessary communication regarding opportunities and/or trends. *Building Q* will use its best efforts to attend your planning meetings to be held not more frequently than monthly. You agree to refer to *Building Q* all inquiries that you receive with respect to your products.

2. The initial term of this Agreement shall be for a period of six (6) months beginning July 1, 2004 and continuing until December 31, 2004 (the "Initial Term"). Thereafter, this Agreement shall automatically be extended for additional terms of one (1) year each (the "Extended Term"; collectively, the "Term"), unless either of us gives the other written notice of its intention to terminate this Agreement at least thirty (30) days prior to the end of the then current Term, such

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termination to be effective as of the end of the then current Term.

3. In consideration of the services rendered or to be rendered to you by *Building Q*, you shall pay *Building Q* the following as compensation:

(a) An monthly fee in the sum of ONE THOUSAND ($1,000.00) DOLLARS, payable on the first day of each month (the "Monthly Fee"), together with a fee of TWO THOUSAND FIVE HUNDRED ($2,500.00) DOLLARS payable upon the execution of each license agreement with a Licensor during the Initial Term (the "License Agreement Fee"). The Monthly Fee and the License Agreement Fee are hereinafter together referred to as the "Fee". In the event that this Agreement is renewed under paragraph 2 above, the Monthly Fee will increase to TWO THOUSAND FIVE HUNDRED ($2,500.00) DOLLARS per month, with no further obligation for payment of a License Agreement Fee.

(b) In addition to the Fee, you shall also pay *Building Q* a commission (the "Commission") equal to two (2%) percent of your company's net sales (as defined by the applicable license agreements with Licensors) of all Licensed Products that were sold, distributed or shipped under any third party license agreement with a Licensor (and any renewal, modification, substitution or extension thereof) that was introduced, acquired, negotiated, or entered into during the Term of this Agreement or within twelve (12) months following the termination or expiration of this Agreement. You shall be subject to the same Commission obligation to *Building Q* on Licensed Products that you manufacture pursuant to a contract with or order from a manufacturer outside the United States under the foreign manufacturer's license agreement with a Licensor with which you have a license agreement to manufacture such Licensed Products for sale and distribution in the United States. The Commission obligation shall continue for so long as you continue to sell, distribute or ship Licensed Products under license agreements (or any renewal, modification, substitution or extension thereof) in effect at the time of the termination of this Agreement, and for the next two (2) license agreement renewals or extensions thereafter. Unless you specifically request *Building Q*'s assistance, *Building Q* is under no obligation to assist you in securing renewals or extensions of any license agreement(s), however, in all cases, you shall remain obligated to pay *Building Q* its Commission on Licensed Products sold under all such license agreements that are renewed or extended.

4. The Commission due under this Agreement shall be paid concurrently with the rendering of statements to the third party Licensors with respect to the Licensed Products but, in no event, shall be submitted more than thirty (30) days after the end of each calendar quarter. In the event that such Commission payments are not received by *Building Q* within such period, interest will accrue on any unpaid balance at the rate of 1% per month or any portion thereof, until paid. You shall provide *Building Q* with true copies of all royalty statements you send to such Licensors with respect to the Licensed Products at the same time that you send such statements to the Licensors. *Building Q* shall, upon reasonable notice to you, have the right to audit your records with respect to each third party license agreement that was introduced, acquired, negotiated, or entered into during the Term of this Agreement or within twelve (12) months following the termination or expiration of this Agreement. You shall provide access to your records; cooperate with *Building Q*'s auditors in connection with any audit; and permit the auditors to copy all relevant records. In the event that such audit reveals a

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discrepancy in the amount of the Commission owed *Building Q* from what was actually paid, you shall pay such discrepancy, plus interest, at the rate of 1% per month. In the event that such discrepancy is greater than five percent (5%) of the Commission actually paid for any period, you shall also reimburse *Building Q* for the cost of the audit.

5. You agree to reimburse *Building Q* for its Federal Express or other overnight mail service costs, as well as *Building Q*'s reasonable travel expenses, including but not limited to transportation, food and lodging, incurred in connection with the services provided hereunder, or performing any other services reasonably requested by you and/or anyone authorized to act for you. You specifically approve and agree to reimburse *Building Q* for your pro-rata share of *Building Q*'s costs and expenses in attending specific trade shows that you ask *Building Q* to attend and service, excluding the annual Licensing Show and Toy Fair(s). Your pro-rata share thereof will depend on the number of *Building Q* clients represented by *Building Q* at such trade show(s). If *Building* Q maintains a booth at the annual Licensing Show, you will not be obligated to contribute toward the cost of same. Building *Q* agrees to obtain your prior approval for all other travel expenses and, upon completion of trip(s) shall provide you with vouchers and receipts for expenses which shall be paid by you within thirty (30) days of receipt of such vouchers and/or receipts.

6. The expiration or termination of this Agreement or of *Building Q*'s services under this Agreement shall not affect *Building Q*'s continuing right to receive the Commission due *Building Q* under this Agreement as provided for in paragraph 3(b).

7. You acknowledge and agree that *Building Q* is an independent contractor and no employer/employee relationship exists between us by reason of this Agreement. *Building Q* shall have no power or authority to bind you to any legal relationship without your prior written approval, nor shall *Building Q* be a party or signatory to any of your agreements.

8. You agree to defend, indemnify, hold harmless, release and forever discharge *Building Q* and its agents, officers, managers and employees from any and all losses, costs or damages, including attorneys fees resulting from any claims or demands of third parties against *Building Q* based upon your use of any licenses for the Licensed Products to which you were introduced by, or which were acquired by, negotiated or entered into with the assistance of, *Building Q*, or from your manufacture, use, sale, and/or distribution of the Licensed Products. *Building Q* agrees to defend, indemnify, hold harmless, release and forever discharge you and your agents, officers, managers and employees from any and all losses, costs or damages, including reasonable attorneys fees resulting from any claims or demands of third parties against you based upon *Building Q*'s performance or failure to perform its obligations under this Agreement or upon *Building Q*'s actions inconsistent with or beyond the scope of this Agreement.

9. Each of the following shall constitute an event of default under this Agreement:

(a) Your failure to pay any Fee, including the Monthly Fee or the License Agreement Fee (as such terms are defined in paragraph 3(a)) when due;

(b) Your failure to make any Commission payment when due;

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(c) Your failure to provide *Building Q* with true copies of the royalty statements you send to licensors at the same time that you send such reports to the licensors;

(d) Your refusal to permit *Building Q* to audit your records, or your failure or refusal to cooperate with *Building Q*'s auditors in connection with any such audit;

(e) Your failure to perform or comply with any of the other provisions of this Agreement; and

(f) *Building Q*'s failure to perform or comply with its obligations under this Agreement.

Upon the occurrence of any event of default, the non-defaulting party may terminate this Agreement on written notice to the other party, and may exercise all legal or equitable remedies available to it. In addition, and without limiting its remedies, the prevailing party shall be entitled to recover from the other party, any attorney's fees it incurs following an event of default. In addition to the foregoing, in the event that *Building Q* is the non-defaulting party, it will also be entitled to the balance of the Fee for the then current Term. In the event of termination based upon a default on the part of *Eternal Image, LLC*, *Building Q* shall have no further responsibilities pursuant to this Agreement.

10. This Agreement shall be governed by the laws of the State of New Jersey. Any actions, claims or suits arising out of or relating to this Agreement, or the breach of this Agreement, shall be brought only in, and you consent to the jurisdiction of, the Courts of the State of New Jersey. Notwithstanding the foregoing, all claims, disputes and other matters in question arising out of, or relating to this agreement, or the breach of this Agreement, shall be decided by a single arbitrator in binding arbitration conducted in Cherry Hill, New Jersey in accordance with the then in-effect rules of the American Arbitration Association. In the event of any such action or proceedings in Court or with the American Arbitration Association, the arbitrator's award shall include the award to the prevailing party of its attorney's fees and costs, including any Court costs or any administrative or other fees paid or payable to the American Arbitration Association. A judgment thereon may be entered and enforced in any court of competent jurisdiction.

11. You acknowledge that *Building Q* consults with and represents, and will consult with and continue to represent other companies on similar and different projects and *Building Q*'s obligations under this Agreement shall, in no way, preclude such consultation or representation. You also acknowledge that this Agreement is a consulting/service agreement only and does not guarantee income to you.

12. No waiver by either party of any default shall be deemed as a waiver of prior or subsequent defaults of the same or other provisions of this Agreement.

13. Nothing contained in this Agreement shall require the commission of any act contrary to any expressed provision of law, or any rule or regulation of any governmental authority, and if there

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shall exist any such conflict between any provision of this Agreement and any such applicable provision of law, rule or regulation, the latter shall prevail. Any provision or provisions of this Agreement which shall be effected thereby, shall be curtailed, limited or eliminated to the extent necessary to remove such conflict and if so modified, this Agreement shall remain in full force and effect.

14. This Agreement constitutes our entire understanding and revokes and supersedes all prior agreements between us; it is intended as a final expression of our agreement. This Agreement shall not be modified, amended or changed except in writing signed by both of us and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict with said Agreement.

15. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

Signed:

BUILDING Q, LLC

By: ______________________ Date: July 9, 2004
C. Woodrow Browne, Managing Partner

Signed:

ETERNAL IMAGE, LLC

By: ______________________ Date: July 9, 2004
Clint Mytych, ~~President & CEO~~

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Building Q™
Licensing / Marketing

July 21, 2008

Clint Mytych, President & CEO
ETERNAL IMAGE, LLC
28800 Orchard Lake Rd., Ste 130
Farmington Hills, MI 48334

Dear Clint:

Our Agreement dated July 1, 2004 provided for an initial Term of six (6) months commencing on July 1, 2004 and continuing until December 31, 2004. The Agreement provided that it shall automatically be extended for additional terms of one (1) year each, unless either of us gives the other written notice of its intention to terminate the Agreement at least thirty (30) days prior to the end of the then current Term, with such termination to be effective at the end of the then current Term.

Since neither of us has notified the other of its intention to terminate the Agreement, this will specifically confirm our agreement that the current Term of the Agreement is extended through the current term, commencing on January 1, 2008 and continuing until December 31, 2008.

Except as otherwise set forth in this Letter Amendment, the Agreement remains in full force and effect. Please sign where noted below and return a signed original of this Letter Amendment to *Building Q*. Thank you.

BUILDING Q

By: ______________________
C. Woodrow Browne, Managing Partner

ETERNAL IMAGE, LLC

By: ______________________
Clint Mytych, President & CEO

PHILADELPHIA NEW YORK CHICAGO
709 Stokes Road, Suite 200, Medford, New Jersey 08055 • NJ Phone: 609-975-6040 • Fax: 609-975-6045
1412 Broadway, 19th Floor, New York, NY 10018 • NY Phone: 917-510-0447 • Fax: 212-719-5133
470 Whitney Drive, Barrington, IL 60010 • Phone: 847-304-9349 • Fax: 847-304-9349
www.BuildingQ.com